HOVNANIAN ENTERPRISES, INC.

SENIOR EXECUTIVE SHORT-TERM INCENTIVE PLAN

(AS AMENDED AND RESTATED)

1.	PURPOSE.

The purpose of the Senior Executive Short-Term Incentive Plan (the “Plan”) is to advance the interests of Hovnanian Enterprises, Inc. (the “Company”), and its shareholders by providing incentives in the form of periodic bonus awards (“Awards”) to certain senior executive employees of the Company and its affiliates, thereby motivating such executives to attain corporate performance goals articulated under the Plan.

2.	ADMINISTRATION.

(a)       The Plan shall be administered by two or more individuals who are each “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or any successor thereto, “outside directors” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and “independent directors” within the meaning of the applicable rules, if any, of any national securities exchange on which shares of common stock of the Company are listed or admitted to trading, unless otherwise determined by the Company's Board of Directors to act as the committee (the “Committee”).

(b)       The Committee shall have the exclusive authority to select the senior executives to be granted Awards under the Plan, to determine the size and terms of the Award (subject to the limitations imposed on Awards in Section 4 below), to modify the terms of any of the Award that has been granted (except for any modification that would increase the amount of the Award payable to an executive), to determine the time when Awards will be made and the performance period to which they relate, to establish performance objectives in respect of such performance periods, and to certify that such performance objectives were attained; provided, however, that any such action shall be consistent with the applicable provisions of Section 162(m) of the Code. The Committee is authorized to interpret the plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall be final, conclusive and binding on all parties concerned.

3.	PARTICIPATION.

Awards may be granted to senior executives of the Company and its affiliates who are “covered employees”, as defined in Section 162(m) of the Code, or who the Committee anticipates may become covered employees. An Executive to whom an Award is granted shall be a “Participant”.

4.	AWARDS UNDER THE PLAN.

(a)       A Participant's Award shall be determined based on the attainment of written performance goals approved by the Committee in respect of a specified period of service (a “performance period”), which is established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) not more than 90 days after the commencement of that performance period or, if less, the number of days which is equal to 25 percent of that performance period. The performance goals shall be based upon one or more of the following criteria: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on stockholders' equity; (vii) expense management; (viii) return on investment before or after the cost of capital; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); and (xix) return on assets. The foregoing criteria may relate to the Company, one or more of its affiliates or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or other indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code, the performance goals may be calculated without regard to extraordinary items. In any event, the performance goals shall be based on an objective formula or standard. The maximum amount of an Award to any Participant with respect to a fiscal year of the Company shall be to the greater of (x) $15,000,000 and (y) 2.5 percent (2.5%) of the Company's income before income taxes, as reported in the Company's audited consolidated financial statements for the year in respect of which the Award is to be payable or distributed, as applicable.

(b)       The Committee shall determine whether, with respect to a performance period, the specified performance goals have been met with respect to any Participant and, if such goals have been met, shall so certify and shall ascertain the amount of the applicable Award. No Awards will be paid for any performance period until such applicable certification is made by the Committee. The amount of the Award actually paid to any Participant may, at the discretion of the Committee, be less than the amount determined by the applicable performance goal formula. The amount of the Award determined by the Committee in respect of a performance period shall be paid to the Participant at such time after the end of such performance period as shall be determined by the Committee in its sole discretion; provided, however, that a Participant may, if and to the extent permitted by the Committee, elect to defer receipt of an Award in a manner consistent with Sections 162(m) and 409A of the Code.

(c)       The provisions of this Section 4 shall be administered and interpreted in accordance with Section 162(m) of the Code and all supporting regulations to ensure the deductibility by the Company or any of its affiliates of the payment of Awards.

(d)       The Committee shall determine, in its discretion, whether an Award shall be payable in cash, common stock of the Company, or a combination thereof, which may include, without limitation, permitting a Participant to elect to defer receipt of all or any portion of such Award (in a manner consistent with Sections 162(m) and 409A of the Code) into a right to receive shares of common stock of the Company at a future date; provided, however, that the total number of shares of common stock of the Company (“Shares”) that may be issued under the Plan is 2,709,571 (giving effect to the Company’s stock split on March 26, 2004). In the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange or change in capital structure, any distribution to shareholders of Shares other than regular cash dividends or any similar event, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities that may be issued as set forth in this Section 4(d) or pursuant to outstanding Awards and/or (ii) any other affected terms of such Awards. Except as otherwise provided in an Award agreement, in the event of a Change in Control (as defined in the 2008 Hovnanian Enterprises, Inc. Stock Incentive Plan (as the same may be amended from time to time)), the Committee in its sole discretion and without liability to any person may take such actions, if any, as it deems necessary or desirable with respect to any Award. Notwithstanding the forgoing, in the event that any Awards under the Plan terminate or lapse (or have terminated or lapsed) for any reason from and after November 1, 2007 (including, without limitation, due to a voluntary or involuntary forfeiture of such Awards), the number of Shares subject to such terminated or lapsed Awards shall not be available for future Award grants under the Plan and the total number of Shares available for issuance under the Plan shall instead be reduced by such number of Shares. The number of Shares available for issuance under the Amended and Restated 2008 Hovnanian Enterprises, Inc. Stock Incentive Plan may be increased by utilizing Shares otherwise available for issuance under the terms of the Plan, provided that any Shares so utilized shall reduce the number of Shares available for issuance under the Plan.

5.	AMENDMENT AND TERMINATION OF THE PLAN.

(a)       The Committee may at any time, or from time to time, suspend or terminate the Plan in whole or in part or amend it in such respects as the Committee may deem appropriate.

(b)       Notwithstanding the foregoing, no amendment, suspension or termination of the Plan shall be made which (i) without the Participant's consent, impairs any of the rights or obligations under any Award theretofore granted to a Participant under the Plan, (ii) without the approval of the shareholders of the Company (except as provided in Section 4(d) of the Plan) increases the total number of Shares available for issuance under the Plan or changes the maximum amount of any Award which may be payable or distributed to any Participant; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

6.	MISCELLANEOUS PROVISIONS.

(a)       Determination made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such eligible individuals are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any right to be retained as an employee of the Company or any affiliate thereof.

(b)       A Participant's rights or interest under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a Participant's death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, that, subject to applicable law, any amounts payable to any Participant hereunder are subject to reduction to satisfy any liabilities owed to the Company or any of its affiliates by the Participant. Any attempted assignment or transfer, hypothecation or encumbrance shall be void and of no effect.

(c)       The Company and its affiliates shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income and other taxes required by law to be withheld with respect to such payment.

(d)       Each person who is or at any time serves as a member of the Committee or the Company's Board of Directors shall be indemnified and held harmless by the Company against and from: (i) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under the Plan; and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit or proceeding relating to the Plan. Each person covered by this indemnification shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the bylaws of the Company as a matter of law, or otherwise, or any power that the Company may have to indemnify such person or hold such person harmless.

(e)       Each member of the Committee and the Company's Board of Directors shall be fully justified in relying or acting in good faith upon any report made by independent public accountants of, or counsel for, the Company and upon any other information furnished in connection with the Plan. In no event shall any person who is or shall have been a member of the Committee or the Company's Board of Directors be liable for any determination made or other action taken or any failure to act in reliance upon any such report or information or for any action taken, including without limitation the furnishing of information, or failure to act, if in good faith.

(f)        All matters relating to the Plan or to Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

(g)       The Plan was originally effective as of November 1, 1999, as approved by the affirmative vote of holders of a majority of the shares of the Company then present or represented by proxy without payment therefor and entitled to vote, and the Plan was most recently submitted for re-approval by the Company’s shareholders on March 31, 2008. Subject to Section 4(d) of the Plan, no Award may be granted under the Plan after the date of the Company’s first shareholders’ meeting that occurs during 2013, but Awards theretofore granted may extend beyond that date.